AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto need to be filed with respect to the beneficial ownership by each of the undersigned of shares of common stock of Zapata Corporation, a Nevada corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to the Schedule 13D provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated: September 18, 2006

Malcolm I. Glazer Family Limited Partnership

By:	Malcolm I. Glazer G.P., Inc., as its General Partner

By:	/s/ Linda Glazer

Name:	Linda Glazer
Title:	President

Malcolm I. Glazer G.P., Inc.

By:	/s/ Linda Glazer

Name:	Linda Glazer
Title:	President

The Malcolm Glazer Revocable Trust

By:	/s/ Linda Glazer

Name:	Linda Glazer
Title:	Co-Trustee and Authorized Person

/s/ Malcolm I. Glazer

Malcolm I. Glazer by Linda Glazer, as attorney-in-fact

/s/ Linda Glazer

Linda Glazer